Exhibit 99.1

CoreTrace Corporation and appShield

Questions and Answers

November 2012

What is happening at CoreTrace?

Lumension Security, Inc. has announced the acquisition of certain business assets of CoreTrace Corporation. The acquired assets pertain to the CoreTrace Bouncer enterprise application control solution.

Why is the CoreTrace transaction relevant to GlobalSCAPE?

We made an investment in CoreTrace in December 2009 and simultaneously entered into a Joint Development and Reseller Agreement (“Agreement”) with CoreTrace for development of the appShield consumer whitelisting product. Under the Agreement, CoreTrace was obligated to develop and deliver to GlobalSCAPE the completed appShield product. The appShield product includes technology derived from Bouncer, plus customization work necessary for consumer adoption.

What is the impact of the transaction on appShield?

GlobalSCAPE’s primary goal in making the CoreTrace investment and establishing the Agreement was to obtain, from CoreTrace, a consumer product (appShield) that was to be an early entrant into the consumer application whitelisting market.

The Agreement provided GlobalSCAPE exclusive and non-exclusive licenses and rights to develop and sell the appShield product. Those rights remain intact. The Agreement also provided for GlobalSCAPE to pay royalties to CoreTrace on sales of appShield. That royalty payment obligation has been eliminated.

The CoreTrace transaction with Lumension triggers provisions of an industry-standard software escrow agreement under which the appShield source code will be released to GlobalSCAPE. With possession of this source code, GlobalSCAPE may independently pursue its right to further develop the appShield product, at GlobalSCAPE’s expense, with no further appShield development by CoreTrace.

What is the current status of appShield?

We started a limited Beta program for appShield in Q3 2012. Through the Beta program and ongoing evaluation of the appShield product, we determined that appShield did not conform to the requirements of the Agreement. Our testing indicates a need for additional development of the appShield product, beyond that done by CoreTrace, before releasing it to the market. This additional development will ensure GlobalSCAPE maintains the same high expectations of quality, usability and security for its consumer products as it does for its award-winning, mission-critical, enterprise solutions

Also, the consumer application control market has matured significantly since late 2009. With our ongoing assessment of this evolving market, the required additional development work needed to bring appShield to market, and the recent CoreTrace transaction, we are investigating our options with respect to appShield. However, we no longer expect to release appShield in 2012.

Has the development timeline and strategy for GlobalSCAPES’s other products been altered?

Because appShield was being developed by CoreTrace, not GlobalSCAPE, our product development activities have not been affected. We continue to develop and deliver solutions that have helped us achieve record revenue in recent years. A number of important features and version updates for several GlobalSCAPE product lines are on our product roadmap.

What is the financial impact on GlobalSCAPE of these events?

As reported in our latest Form 10-Q filed with the Securities and Exchange Commission on August 14, 2012, we have a note receivable from and an investment as a shareholder in CoreTrace. Because Lumension purchased some, but not all, of the assets of CoreTrace such that CoreTrace Corporation is still a business entity, we are in the process of assessing the effect of this transaction on these items in the financial statements we will include in our next Form 10-Q we will file with the Securities and Exchange Commission by no later than November 14, 2012.